PRESS RELEASE

FOR IMMEDIATE ISSUE

FOR:	MDC Partners Inc.	CONTACT:	David Doft
	745 Fifth Avenue, 19th Floor		Chief Financial Officer
	New York, NY 10151		646-429-1818
ddoft@mdc-partners.com

MDC PARTNERS RAISES QUARTERLY DIVIDEND 21%,
FROM $0.14 TO $0.17 PER SHARE

- Underscores Strong Free Cash Flow Generation and Increased Financial Guidance -

NEW YORK, NEW YORK (July 25, 2013) – MDC Partners Inc. (“MDC Partners” or the “Company”) today announced that its Board of Directors has declared a cash dividend of $0.17 per share on all of its outstanding Class A shares and Class B shares. The quarterly dividend will be payable on or about August 20, 2013, to shareholders of record at the close of business on August 6, 2013.

“Given our increased financial guidance for the year and better than expected Free Cash Flow, we are increasing our quarterly dividend by 21.4% to $0.17 per share from $0.14 per share,” said Miles S. Nadal, Chairman and Chief Executive Officer of MDC Partners. “In addition, we are returning to paying our dividend on a quarterly basis to be set at the time of our quarterly results from our prior practice of semi-annual payments. We remain committed to the return of capital through a dividend as a means of rewarding our shareholders and driving shareholder value.”

About MDC Partners Inc.

MDC is one of the world’s largest Business Transformation Organizations that utilizes technology, marketing communications, data analytics, insights and strategic consulting solutions to drive meaningful returns on Marketing and Communications Investments for multinational clients in the United States, Canada, and worldwide.

MDC Partners’ durable competitive advantage is to Empower the Most Talented Entrepreneurial Thought Leaders to Drive Business Success to new levels of Achievement, for both our Clients and our Shareholders, reinforcing MDC's reputation as "The Place Where Great Talent Lives."

MDC Partners' Class A shares are publicly traded on NASDAQ under the symbol "MDCA" and on the Toronto Stock Exchange under the symbol "MDZ.A".

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties which may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements. Such risk factors include, among other things, the Company’s financial performance; risks associated with the effects of economic downturns; ability to attract and retain key clients; ongoing compliance with debt agreements and the Company’s ability to satisfy contingent payment obligations when due; and other risk factors set forth in the Company’s Form 10-K for its fiscal year ended December 31, 2012 and subsequent SEC filings.